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                    June 6, 2024

       Tralisa Maraj
       Chief Financial Officer
       LiveWire Group, Inc.
       3700 West Juneau Avenue
       Milwaukee, Wisconsin 53208

                                                        Re: LiveWire Group,
Inc.
                                                            Form 10-K for the
Year Ended December 31, 2023
                                                            Filed February 23,
2024
                                                            File No. 001-41511

       Dear Tralisa Maraj:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing